FOR IMMEDIATE RELEASE

Tengasco Announces Exchange of Series A Preferred Stock and Resignation of Director

KNOXVILLE, Tenn., January 6, 2005 — Tengasco, Inc. (AMEX: TGC) announced today that twelve of thirteen holders of the Company’s Series A 8% Cumulative Convertible Preferred Stock (the “Series A shares”) having a total aggregate face value of $2,667,900 have exchanged their Series A shares. As a result, the Company now has only one holder of Series A shares with a face value of $200,000.

Management states that on December 23, 2004, a choice of exchange options was given to all Series A shareholders. One option offered was to exchange for a cash amount equal to 66.67% of the face value of the Series A shares. Seven of the thirteen existing holders selected this option, exchanging Series A shares having a face value of $1,085,000 for cash payments totaling $749,069 including a dividend value of $25,700. The Company obtained the funds for this exchange from cash on hand and the proceeds of a loan of $550,000 from Dolphin Offshore Partners, L.P. the Company’s largest shareholder. The loan from Dolphin was evidenced by a promissory note bearing 12% interest per annum payable interest only until the principal amount of the note is due on May 20, 2005. The note is secured by a lien on the Company’s assets in Tennessee and Kansas.

A second option was to exchange the face value of Series A shares for up to eight unit interests in a program to drill eight oil wells in Kansas on properties leased by the Company. The Company will act as operator of the drilling program, charging to the participants a turnkey fee of $250,000 per unit. Participants will receive, pro rata to their unit interests, all net cash flow from the program, until receipt of 80% of the exchanged value of their Series A shares. Thereafter, participants will pay the Company a management fee of 85% of their net cash flow from the program wells. The Company has identified two wells to be drilled in the first quarter of 2005, and is to drill the remaining six wells by March 31, 2006. Five holders of the Series A shares having a face value of $1,582,900 plus an accrued dividend value of $31,658 selected this option on December 31, 2004 for approximately 6.5 units in the program. The remaining 1.5 units in the program are currently retained by the Company.

The Company also announced today that effective January 1, 2005, Bill L. Harbert resigned as a Director of the Company for personal reasons.

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact- Jeffrey R. Bailey, President 865-523-1124